SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

                          (Amendment No. ____________)

Filed by the Registrant
Filed by a Party other than the Registration

Check the appropriate box:

      Preliminary Proxy Statement
      Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      Definitive Proxy Statement
      Definitive Additional Materials
      Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                              TFC ENTERPRISES, INC.
                (Name of Registrant as Specified in Its Charter)

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box);

      No fee required

      $125 per Exchange Act Rules O-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
or Item 22(a)(2) of Schedule 14A

      Fee computed on table below per Exchange Act Rules 14a6(i)(4) and O-11.

      1) Title of each class of securities to which transaction applies:

                  Common Stock

      2) Aggregate number of securities to which transaction applies:



      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):



      4) Proposed maximum aggregate value of transaction:



      5) Total fee paid:




      Fee paid previously by written preliminary materials.

      Check box if any part of the fee is offset as provided by Exchange Act Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1) Amount Previously Paid:

      2) Form Schedule or Registration Statement No.:

      3) Filing Party:

      4) Date Filed:

                                  [LETTERHEAD]

                              TFC Enterprises, Inc.
                           Corporate Executive Offices


                                 April 10, 1998

Dear Shareholder:

         You are cordially invited to attend the 1998 Annual Meeting of Shareholders of TFC Enterprises, Inc. that will be held at the Norfolk Airport Hilton Hotel, 1500 North Military Highway, Norfolk, Virginia, 23502, at 3:00 p.m. Eastern Time, on Tuesday, May 12, 1998.

         Enclosed are a Notice of the Annual Meeting, a Proxy Card, and a Proxy Statement containing information about the matters to be acted upon at the meeting. Directors and Officers of the Company as well as a representative of Ernst & Young LLP will be present at the Annual Meeting to respond to any questions our shareholders may have.

         IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. Accordingly, we urge you to sign and date the enclosed Proxy Card and promptly return it to us in the enclosed, self-addressed, postage-paid envelope, even if you are planning to attend the meeting. If you attend the meeting, you may vote in person even if you have previously returned a Proxy Card.

         We look forward to the 1998 Annual Meeting of Shareholders and we hope you will attend the meeting or be represented by proxy.

                                      Sincerely,



                                      ROBERT S. RALEY, JR.,
                                      Chairman of the Board, President and
                                      Chief Executive Officer

                              TFC ENTERPRISES, INC.
                              5425 ROBIN HOOD ROAD
                             NORFOLK, VIRGINIA 23513

               NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
                              TUESDAY, MAY 12, 1998

TO THE SHAREHOLDERS:

       NOTICE IS HERBY GIVEN THAT the Annual Meeting of Shareholders of TFC Enterprises, Inc. will be held at the Norfolk Airport Hilton Hotel, 1500 North Military Highway, Norfolk, Virginia 23502, at 3:00 p.m. Eastern Time, on Tuesday, May 12, 1998, for the following purposes:

         1. To elect one (1) director to hold office for a term of three years and until his successor is elected and qualified; and

         2. To ratify the appointment of Ernst & Young LLP as independent auditors for 1998.

         3. To act upon such other matters as may properly come before the meeting or any adjournment thereof.

         Information concerning the matters to be acted upon at the meeting is set forth in the accompanying Proxy Statement. The Board of Directors has established the close of business on March 20, 1998 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

                             By Order of the Board of Directors


                             Robert S. Raley, Jr., Chairman of the Board,
                             President and Chief Executive Officer

Norfolk, Virginia
April 10, 1998

PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY VOTE EITHER IN PERSON OR THROUGH YOUR PROXY.

                                 PROXY STATEMENT

         This Proxy Statement and the enclosed proxy card ("Proxy") are furnished in connection with the solicitation of proxies on behalf of the Board of Directors of TFC Enterprises, Inc. (the "Company") to be voted at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at The Norfolk Airport Hilton Hotel, 1500 North Military Highway, Norfolk, Virginia 23502, at 3:00 p.m. Eastern Time, on Tuesday, May 12, 1998, and at any adjournment thereof, for the purposes set forth in the accompanying Notice of Meeting.

         Only shareholders of record at the close of business on March 20, 1998 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. This Proxy is being mailed on or about April 10, 1998.

Revocability of Proxy

         Execution of the enclosed Proxy will not affect a shareholder's right to attend the Annual Meeting and vote in person. If your Proxy is properly signed, received by the Company and not revoked by you, the shares to which it pertains will be voted at the Annual Meeting in accordance with your instructions. If a shareholder does not return a signed Proxy, his or her shares cannot be voted by proxy.

Person Making the Solicitation

         The cost of soliciting Proxies will be borne by the Company. The Company has retained American Stock Transfer & Trust Company to assist in the solicitation of proxies from brokers and nominees and in the counting of proxies. The Company pays American Stock Transfer & Trust Company $300 per month plus out-of-pocket expenses for this assistance as well as for the transfer agent services it provides the Company. In addition to solicitation by mail, the Company will request banks, brokers and other custodians, nominees and fiduciaries to send proxy material to the beneficial owners and to secure their voting instructions if necessary. The Company, upon request, will reimburse them for their expenses in so doing. Officers of the Company may solicit Proxies personally, by telephone or by telegram from some shareholders if Proxies are not received promptly, for which no additional compensation will be paid.

Voting Shares And Vote Required

         On the Record Date, the Company had 11,290,308 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote on each matter presented at the Annual Meeting.

         Directors are elected by a plurality of shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting, meaning that the director nominee with the most affirmative votes for a particular slot is elected for that slot. Under the laws of Delaware, the Company's state of incorporation, "shares present in person or represented by proxy and entitled to vote" are determinative of the outcome of the matter subject to vote. Abstentions will be, but broker non-votes will not be, considered "shares present in person or represented by proxy" based on the Company's understanding of state law requirements and the Company's Certificate of Incorporation and Bylaws.

         All shareholder meeting proxies, ballots and tabulations that identify individual shareholders are kept confidential, and no such document shall be available for examination, nor shall the identity or the vote of any shareholder be disclosed except as may be necessary to meet legal requirements and the laws of Delaware. Votes will be counted and certified by American Stock Transfer & Trust Company, which will act as the inspector of elections.

         Unless specified otherwise, the Proxy will be voted FOR the election of the one (1) nominee to serve as a director of the Company for a three-year term and until his successor is duly elected and qualified and FOR the ratification of the appointment of Ernst & Young LLP as independent auditors for 1998. In the discretion of the Proxy holders, the Proxies will also be voted for or against such other matters as may properly come before the Annual Meeting. Management is not aware of any other matters to be presented for action at the Annual Meeting.

         SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

         The following table sets forth information as of March 20, 1998 relating to the beneficial ownership of the Company's Common Stock by (i) each of the Company's directors and named executive officers who own Common Stock,
(ii) each person (or group of affiliated persons) who is known by the Company to own beneficially more than 5% of the Common Stock, and (iii) all of the Company's directors and executive officers as a group.


                                       Beneficial Ownership of Common Stock

                                                          Amount of Beneficial
Name and Address of Beneficial Owner(1)                         Ownership                 Percent of Class
------------------------------------                       --------------------           ----------------
Robert S. Raley, Jr.                                            1,233,426(2)                    10.92%
Walter S. Boone, Jr.                                              386,224(3)                     3.42%
Douglas E. Bywater                                                388,409(4)                     3.44%
Andrew M. Ockershausen                                            148,889                        1.32%
Phillip S. Smiley                                                  37,100(5)                       *
Linwood R. Watson                                                 260,932(6)                     2.31%
Ronald G. Tray                                                     59,441(7)                       *
David W. Karsten                                                   36,000(8)                       *
Rick S. Lieberman                                                   4,111                          *
All directors and executive
  officers as a group (11 persons)                               2,544,339                      22.53%
-----------------------------------

*Less than 1% beneficial ownership.

 (1) All directors and executive officers receive mail at the Company's corporate executive offices at 5425 Robin Hood Road, Suite 101B, Norfolk, Virginia 23513.

 (2) Includes 16,904 shares owned jointly by Mr. Raley and his wife. Also includes 80,000 shares which Mr. Raley has the right to acquire within 60 days through the exercise of stock options granted to Mr. Raley in January 1997 under the Company's 1995 Long-Term Incentive Plan ("Incentive Plan") in connection with his 1997 compensation package. See "Executive Compensation - Raley Employment Agreement and Stock Options."

 (3) Includes 193,112 shares owned by the Walter S. Boone, Jr. Living Trust and 193,112 shares owned by the Rose K. Boone Living Trust.

 (4) Includes 387,224 shares owned jointly by Mr. Bywater and his wife and 1,185 shares owned jointly by Mr. Bywater and his children.

 (5)     Owned jointly by Mr. Smiley and his wife.

 (6) Includes 254,932 shares held of record by the Charles F. Barnes Revocable Trust, for which Mr. Watson serves as a co-trustee. As co-trustee, Mr. Watson has shared voting and investment power regarding the shares owned by this trust, but does not otherwise have a beneficial ownership interest in these shares.

 (7) Includes 2,000 shares owned jointly by Mr. Tray and his wife. Includes 33,808 shares which Mr. Tray has the right to acquire within 60 days through the exercise of stock options granted under the Incentive Plan.

 (8) Includes 20,000 shares which Mr. Karsten has the right to acquire within 60 days through the exercise of stock options granted under the Incentive Plan. Mr. Karsten's address is 550 12th Street S.W., Washington, DC 20026.

                        PROPOSAL 1. ELECTION OF DIRECTORS

         The Company's Certificate of Incorporation provides for the Board of Directors to be divided into three classes, with each class serving a staggered three-year term. The directors for each class are elected at the Annual Meeting of Shareholders held in the year in which the term of such class expires. Directors serve for three years and until their successors are duly elected and qualify. The Company's bylaws currently provide that the size of the Board is comprised of six persons.

         The term of Andrew M. Ockershausen expires at the Annual Meeting on May 12, 1998. The Board of Directors recommends that the nominee, Mr. Ockershausen, be re-elected and Proxies received will be voted for the election of such nominee unless marked to the contrary. A shareholder who desires to withhold voting of the Proxy for the nominee may so indicate on the Proxy. The nominee is currently a member of the Board of Directors, has consented to be named and has indicated his intent to serve if elected. If the nominee becomes unable to serve, an event which is not anticipated, the Proxy will be voted for a substitute nominee to be designated by the Board of Directors, or the number of directors will be reduced.

         The following information relates to the nominee and the directors whose terms of office will continue after the Annual Meeting. There are no family relationships among any of the nominees or directors nor among any of the nominees or directors and any officer, nor is there any arrangement or understanding between any nominee or director and any other person pursuant to which the nominee or director was selected.

Nominee for Term Expiring in 1998

       Andrew M. Ockershausen, 68, has been a director of the Company since 1990. Mr. Ockershausen is currently the Director of Business Development for the cable television regional sports network Home Team Sports, Washington, D.C. He is a director of the Police Boys/Girls Club and Hero's Inc., and a past Chairman of the National Association of Broadcasters. From 1987 to 1993, Mr. Ockershausen was Vice President and General Manager of WBSO television in Rockville, Maryland. Mr. Ockershausen is a member of the Compensation Committee.

Directors Whose Terms Expire in 1999

       Walter S. Boone, Jr., 71, was a director of the Company from 1984 through 1988 and has been a director since 1990. Mr. Boone has been President of Virginia General Investment, Inc., a private investment firm, since 1978 and is a director of Herald Newspapers, Inc. He was President of Scope Inc., Reston, Virginia, a director of First Virginia Bank and a director of Arlington Mortgage Company. Mr. Boone is a member of the Executive and Audit Committees.

         Robert S. Raley, Jr., 60, Chairman of the Board, founded the Company's wholly-owned subsidiary, The Finance Company ("TFC") in 1977, and through December 1992, served as Chief Executive Officer of TFC. Mr. Raley was appointed President and Chief Executive Officer of the Company, and was reappointed President and Chief Executive Officer of TFC, in October 1996. Prior to founding TFC, Mr. Raley was employed by Major Financial Services, Silver Spring, Maryland, for 17 years in various positions, including Vice President and Director of Operations. Mr. Raley was a director of the Company from 1984 through April 1990 and has been a director since May 1990. Mr. Raley is a member of the Executive Committee.

       Phillip R. Smiley, 59, is a Field Services Regional Manager for Lockheed Martin, a position for which Mr. Smiley is delegated responsibility for computer hardware installation, documentation and maintenance. Mr. Smiley has been employed by Lockheed Martin, and its predecessors, UNISYS and Sperry Corp. in various positions for 25 years. Mr. Smiley has been a director of the Company since 1994. Mr. Smiley is a member of the Audit Committee.

Directors Whose Terms Expire in 2000

       Douglas E. Bywater, 54, has been a director of the Company since 1990. Mr. Bywater is a partner in the law firm of Tate & Bywater, Ltd., with whom he has practiced law since 1972. He was also a director and General Counsel for the Bank of Vienna. Mr. Bywater is a member of the Executive and Compensation Committees.

       Linwood R. Watson, 61, has been a director of the Company since 1993. Mr. Watson is a Principal of Thompson, Greenspon & Co., P.C., certified public accountants and management consultants, of Fairfax, Virginia. Mr. Watson, a certified public accountant since 1965, has been engaged in public accounting since 1974. Mr. Watson is a member of the Audit Committee and Compensation Committee.

Meetings and Committees of the Board of Directors

Meetings

         The business of the Company is managed under the direction of the Board of Directors. The Board of Directors meets on a regularly scheduled basis during the year to review significant developments affecting the Company and to act on matters requiring approval by the Board of Directors. It also holds special meetings when an important matter requires action by the Board of Directors between scheduled meetings. The Board of Directors held four meetings during 1997. In accordance with the Rules of the Nasdaq National Market System, Messrs. Boone, Bywater, Ockershausen, Smiley and Watson are independent directors. During 1997, each member of the Board of Directors participated in at least 75% of all meetings of the Board of Directors and at least 75% of all meetings of the applicable committees during the period for which he was a director. Each director of the Company who is not also an executive officer of the Company receives a $5,000 annual retainer, a $1,000 fee for personal attendance at each Board and Committee Meeting, unless a Committee Meeting is held on the same day as a Board Meeting, in which case no fee for attendance at the Committee Meeting is paid and a $500 fee for attendance on a telephonic Board Meeting. A $500 fee is paid to each director who personally attends Committee Meetings held on days in which there is no Board meeting. Directors who are also employees of the Company receive no additional compensation for serving as directors. The Company reimburses all of its directors for travel and out of pocket expenses in connection with their attendance at meetings of the Board of Directors.

Committees

         The Board of Directors has established Executive, Audit and Compensation Committees. The members of these committees are noted in the director biographies set forth above. The Executive Committee is delegated the power, with certain exceptions, of the Board of Directors to act in place of the full Board during all periods between regular meetings of the Board. The Executive Committee did not meet during 1997. The Audit Committee is empowered by the Board of Directors to, among other things, recommend the firm to be employed by the Company as its independent auditor and to consult with such auditor regarding audits and the adequacy of internal accounting controls. The Audit Committee held two meetings in 1997. The Compensation Committee makes recommendations to the Board of Directors as to, among other things, the compensation of the Chief Executive Officer, each officer who is also a director of the Company and designated other members of senior management, as well as new compensation and stock plans. The Compensation Committee met one time in 1997.

How do Shareholders recommend directors?

         The Company will consider director-nominees recommended by shareholders, although it has not actively solicited recommendations from shareholders for nominees nor has the Company established any procedure for this purpose for the Annual Meeting other than as set forth in the bylaws of the Company. Section 3.03 of the Company's bylaws provides that shareholders who wish to nominate directors must send the Company a written notice (the "Nomination Notice") containing the following information: as to each individual nominated, (i) the name, date of birth, business address and residence address of such individual, (ii) the business experience during the past five years of such nominee, including his or her principal occupations and employment during such period, the name and principal business of any corporation or other organization for which such occupations and employment were carried on, and such other information as to the nature of his or her responsibilities and level of professional competence as may be sufficient to permit assessment of his or her prior business experience, (iii) whether the nominee is or has ever been at any time a director, officer or owner of 5% or more of any class of capital stock, partnership interests or other equity interest of any corporation, partnership or other entity, (iv) any directorships held by such nominee in any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 (the "Exchange Act"), or subject to the requirements of
Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940 and (v) whether, in the last five years, such nominee has been subject to any judgments, orders, findings or decrees which may be material to an evaluation of the ability or integrity of the nominee. In addition, the person submitting the Nomination Notice must provide certain information regarding his beneficial ownership of the Common Stock of the Company. The nominee must consent to being named in a proxy statement as a nominee and to serve as a director if elected. The shareholder must deliver the Nomination Notice to the Secretary of the Company at the Company's principal executive office not later than 120 days in advance of the anniversary date of the Company's proxy statement for the previous year's annual meeting or, in the case of special meetings, at the close of business on the seventh day following the first date on which notice of the meeting is first given to shareholders.

                             EXECUTIVE COMPENSATION

Summary Executive Compensation Table

         The following table sets forth certain information regarding cash and other compensation earned during the years 1997, 1996 and 1995 by (i) Robert S. Raley, Jr., the Company's current President and Chief Executive Officer, (ii) Ronald G. Tray, TFC's current Chief Operating Officer, (iii) David Karsten, who served as the Company's Chief Financial Officer from January 1, 1997 through December 7, 1997, and (iv) Rick S. Lieberman, who serves as the Senior Vice President and Chief Lending Officer of TFC.

                                                Annual Compensation                     Long Term Compensation
                                                                                      Securities
                                                                                      Underlying
                                                                                        Options           All Other
Name and Principal Position            Year        Salary             Bonus                 (#s)       Compensation(1)
---------------------------            ----        ------             -----       -------   -----      ---------------
Robert S. Raley, Jr.,                 1997         $300,000          $300,000            200,000(4)        $  20,075
Chairman of the Board, President and  1996          300,000            71,966                  -0-            16,238
Chief Executive Officer               1995              -0-(2)            -0-(3)               -0-            14,202
Ronald G. Tray,                       1997          155,000               -0-                  -0-            14,739
Chief Operating Officer, Vice         1996          115,885               -0-             50,000(4)            9,047
President, Assistant Secretary        1995          107,800               -0- (3)              -0-             7,278
David W. Karsten,                     1997          110,000               -0-                  -0-             6,152
former Chief Financial Officer        1996           13,971(5)                           100,000(4)              530
                                      1995               --                --                  --                --
Rick S. Lieberman, Senior Vice        1997          100,000               -0-                  -0-             5,215
President and Chief Lending Officer   1996           73,831               -0-                  -0-             6,119
of TFC                                1995           73,831            28,894                  -0-             6,709
------------------

(1) Includes the Company's matching contribution to its 401(k) retirement savings plan and automobile benefits.
(2) Mr. Raley received $50,000 in base salary in 1995 pursuant to his employment agreement. He elected to repay this amount along with bonus payments received in 1995 as discussed in footnote (3) below.
(3) Mr. Raley and Mr. Tray received estimated bonus payments on a monthly basis during 1995 pursuant to the terms of their respective employment agreements. Because the Company and TFC did not have any net pre-tax earnings in 1995, Mr. Raley entered into an agreement to repay his bonus in full. Mr. Tray repaid his bonus payments in 1996. For information regarding the bonuses paid in 1995, the specific terms of Mr. Raley's repayment obligations, see "- Raley Employment Agreement and Stock Options," "- Tray Employment Agreement and Stock Options," and "- Compensation Committee Report Concerning 1997 Compensation of Certain Executive Officers" below.
(4) Options granted pursuant to the Company's 1995 Long-Term Incentive Plan ("Incentive Plan"). (5) Mr. Karsten joined the Company in November 1996.

Option Grants in Last Fiscal Year

         The table below sets forth information regarding stock option grants to Robert S. Raley, Jr. during the fiscal year ended December 31, 1997. The grants were made pursuant to the Incentive Plan.


                  Number of Securities   % of Total Options                                          Grant Date
                   Underlying Options   Granted to Employees                                        Present Value
                         Granted           in Fiscal Year     Exercise Price
Name                                                                            Expiration Date        ($)(2)
Robert S. Raley,         200,000                 67%              $ 1.44         December 31,         $244,000
Jr.                                                                                 2006(1)


(1) 40,000 option shares vested in January 1997. The remaining 160,000 option shares vest in four tranches of 40,000 shares each on January 1 of 1998, 1999, and 2000. Each tranche expires if unexercised on the date that is five years after the date the tranche vests.

(2) The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1997 and 1996: risk-free interest rate of 6%; dividend yield of 0%, volatility factor of the expected market price of the Company's common stock of .789; and a weighted-average expected life of the option of 10 years. The actual value, if any, that may be realized will depend on the excess of the stock price over the exercise price on the date the option is exercised, so there can be no assurance that the value realized will be at or near the value estimated by the Black-Scholes model.

Fiscal Year End Options Table

         No stock options were exercised in 1997 by the current and former executive officers whose compensation is disclosed in the Summary Executive Compensation Table above. The table below sets forth exercisable and unexercisable stock options held by those executive officers as of December 31, 1997, all of which were granted pursuant to the Incentive Plan.

                                    Number of Securities
                               Underlying Unexercised Options               Value of Unexercised In-The-Money
                                     at Fiscal Year-End                        Options at Fiscal Year-End
Name                         Exercisable           Unexercisable           Exercisable           Unexercisable
----                         -----------           -------------           -----------           -------------
Robert S. Raley                 40,000                160,000                 0                        0(2)
Ronald G. Tray                  10,000                 40,000               $ 0                     $  0(1)
David W. Karsten                20,000                      0                 0                        0
Rick S. Lieberman                    0                      0                 0                        0

(1) Attributable to the 200,000 option shares granted to Mr. Raley in January 1997 at an exercise price of $1.44 per share, 40,000 of which were exercisable on December 31, 1997.

(2) Attributable to the 50,000 option shares granted to Mr. Tray in November 1996 at an exercise price of $1.25 per share, 10,000 of which were exercisable on December 31, 1997. On December 31, 1997, the average of the high and low sales prices of the Company's Common Stock on the Nasdaq National Market System was $0.90 per share.


Raley Employment Agreement and Stock Options

         Basic Terms of Employment Agreement

         TFC and Robert S. Raley, Jr. entered into an employment agreement (the "Raley Employment Agreement"), commencing January 1, 1993, and, as amended, expiring December 31, 2002, unless terminated earlier in accordance with its provisions. Under the terms of the Raley Employment Agreement, TFC agreed to pay Mr. Raley (i) a base salary of $50,000 per annum and (ii) a bonus, after deduction of Mr. Raley's base salary payments, equal to 3% of the consolidated annual net pre-tax income of TFC. The computation of the consolidated annual net pre-tax income of TFC is made without deducting federal or state income taxes or bonuses paid by TFC to Mr. Raley or to any other employee. In addition, Mr. Raley is reimbursed for all reasonable business expenses and is furnished with two automobiles for his use, the reasonable expenses for the operation of which are paid by TFC. Further, TFC has agreed to provide Mr. Raley with all other employee benefits that he enjoyed on the date of such agreement or those benefits that TFC may approve for employees generally or for its senior executives.

         In addition to termination upon the occurrence of Mr. Raley's disability or death, TFC may terminate the Raley Employment Agreement prior to the expiration of its term in the event that: (i) Mr. Raley ceases to serve as the Chairman of TFC's Board of Directors; (ii) all or substantially all of TFC's assets are sold to a third party; (iii) more than 50% of the then issued and outstanding stock of TFC or the Company is sold to, or exchanged for equity interests in, any person or entity, which sale or exchange would not constitute a "continuity of interest;" (iv) TFC is involved in a business combination in which it is not the surviving corporation; or (v) TFC is dissolved voluntarily or by operation of law. Further, the Raley Employment Agreement provides that TFC reserves the right to terminate such agreement, without notice for "cause," as defined therein. The Raley Employment Agreement also includes a covenant not to compete which continues for as long as Mr. Raley receives payments thereunder.

         Bonus Repayment Obligation; 1996, 1997 and 1998 Compensation Package

         Although the Company cannot make a final determination regarding the amount, if any, of the 3% bonus of net pre-tax income of TFC until the end of each year, historically TFC has made estimated bonus payments to Mr. Raley and other executives throughout the year on a monthly basis. In 1995, these estimated bonus payments to Mr. Raley totaled $354,982. However, because TFC did not have any net pre-tax income in 1995, Mr. Raley was obligated to return to TFC all estimated bonus payments made in 1995. In addition, although Mr. Raley also received $50,000 in base salary during 1995, Mr. Raley elected to repay that amount as well. To fulfill this obligation, Mr. Raley delivered a Promissory Note to TFC dated as of January 1, 1996, in the principal amount of $404,982 ("Raley Note") and an Excess Compensation Repayment Agreement also dated as of January 1, 1996 ("Raley Repayment Agreement"). The Raley Note expires on January 1, 1999. The Raley Note and Raley Repayment Agreement also originally provided that TFC could offset estimated bonus payments otherwise due in 1997 under the Raley Employment Agreement until all principal and accrued interest due under the Raley Note was paid. However, as part of Mr. Raley's new compensation package described below, the Board of Directors has agreed that there will not be any such bonus offsets through January 1, 1999, and that no interest will accrue on the Raley Note. If Mr. Raley ceases to be employed by TFC for certain reasons prior to January 1, 1999, all principal and accrued interest due under the Raley Note is payable within 30 days of termination of employment.

         During 1996, Mr. Raley assumed increasing responsibility for the day to day operations of the Company. As a result, notwithstanding the terms of the Raley Employment Agreement, the Board passed a resolution increasing Mr. Raley's salary from $50,000 to $300,000 for 1996. The term of the Raley Employment Agreement, which remains in effect in its original form, was extended to December 31, 2002. In addition, the Board granted Mr. Raley a $300,000 line of credit, subject to such facility being approved by the Company's lenders. The Company decided not to request the approval of its lenders for this facility and the Company and Mr. Raley have mutually agreed to terminate the facility. Subsequently, in August 1996, Mr. Raley agreed to relinquish his rights to the 20-year deferred compensation package that was part of the original terms of the Raley Employment Agreement. In October 1996, Mr. Raley, at the request of the Board, agreed to become President and Chief Executive Officer of the Company and reassumed the same position with TFC.

         The Board also implemented a new incentive and compensation package for Mr. Raley for 1997 and 1998. In January 1997, the Board voted to modify the repayment terms of the Raley Note, as described above. In addition, pursuant to the Company's 1995 Long-Term Incentive Plan ("Incentive Plan"), the Company granted Mr. Raley options to purchase 200,000 shares of Company Common Stock. The exercise price for these option shares is $1.44 per share, which was the fair market value of the Company's Common Stock on the date of grant as determined pursuant to the Incentive Plan. Of term options, 40,000 became exercisable immediately, and the remaining 160,000 option shares vest in four equal tranches of 40,000 shares on each of January 1, 1998, 1999, 2000, and 2001. The options expire if unexercised ten years after grant. Notwithstanding the terms of the Raley Employment Agreement, which remains in effect in its original form, the Board passed a resolution modifying the salary and bonus components of his compensation for 1997 and 1998. For as long as Mr. Raley is retained as Chief Executive Officer in 1997 and 1998, he will receive a base salary of $300,000 per year and will also receive a guaranteed bonus of $300,000 to be credited against the bonus payable to Mr. Raley in each year pursuant to the Raley Employment Agreement. In the event the terms of the Raley Employment Agreement result in a bonus in excess of $300,000, Mr. Raley will be paid such excess. However, should the bonus calculation under the Raley Employment Agreement result in a bonus of less than $300,000, then Mr. Raley will not be required to repay any of the $300,000 guaranteed bonus. As the salary arrangement is not guaranteed under the Raley Employment Agreement, should Mr. Raley for any reason cease being Chief Executive Officer during 1998 the salary and bonus due him under this compensation package will be based on the amount of time he served in that role in 1998.

Tray Employment Agreement and Stock Options

         Ronald G. Tray, the Chief Operating Officer of TFC, and a vice president and assistant secretary of the Company, entered into an Employment Agreement with TFC that, as amended, became effective January 1, 1995 and expires December 31, 1999 ("Tray Employment Agreement"). The Tray Employment Agreement provides that TFC will pay Mr. Tray (i) an annual base salary and (ii) an annual bonus equal to a fixed percentage of the consolidated net pre-tax earnings of TFC. The computation of the consolidated net pre-tax earnings of TFC and its subsidiaries is made without deducting the amount of Mr. Tray's bonus paid by TFC to Mr. Tray or to any other executive employee. In addition, no bonus is paid unless the net pre-tax earnings of the Company meet or exceed 65% of a budgeted amount approved by the Board of Directors. In 1995, Mr. Tray's estimated bonus payments totaled $16,791. However, because neither the Company nor TFC had net pre-tax earnings in 1995, Mr. Tray repaid the full amount of these estimated bonus payments in March 1996.

         In 1996, the Company and TFC negotiated a revised compensation package with Mr. Tray. Initially, Mr. Tray's annual salary for 1996, 1997, 1998 and 1999 was increased from $107,800, $123,970, $142,566 and $163,950, respectively, to
$115,885, $150,000, $180,000 and $210,000, respectively. However, in November
1996, these annual salary figures were revised for the years 1997 through 1999 to $155,000, $165,000 and $175,000, respectively. In addition, on November 14, 1996, pursuant to the Incentive Plan, the Company granted Mr. Tray options to purchase 50,000 shares of Company Common Stock at an exercise price of $1.25 per share. 10,000 option shares became exercisable January 1, 1997, and the remaining 40,000 option shares vest in four equal tranches of 10,000 shares on each of January 1, 1998, 1999, 2000 and 2001. Each tranche expires if unexercised on the date that is five years after the date the tranche vests.

Poppen Severance Agreement and Stock Option

         Craig D. Poppen, the Company's Chief Financial Officer, entered into a Severance Agreement with the Company on December 31, 1997 that provides that in the event that his employment were to be terminated during the first three years of employment without cause, he would be entitled to one year's salary as a severance payment. Mr. Poppen did not receive a separate employment agreement. The Company did, however, grant Mr. Poppen options to purchase 100,000 shares of Company Common Stock at an exercise price of $0.90 per share. The options become exercisable in five 20,000 option tranches on December 31 of 1998, 1999, 2000, 2001 and 2002. Each tranche expires if and when exercised on the date that is five years after the date the tranche vests.

Compensation Committee Interlocks and Insider Participation

         No member of the Company's compensation committee was an officer or employee of the Company or TFC during 1997. During 1997, no executive officer of the Company served as a member of the compensation committee of another entity, nor did any executive officer of the Company serve as a director of another entity.

Compensation Committee Report Concerning 1997 Compensation of Certain Executive Officers

         This report describes the Company's officer compensation strategy, the components of the compensation program and the manner in which the 1997 compensation determinations were made for the Company's senior management team, including the President and Chief Executive Officer, Robert S. Raley, Jr., TFC's Chief Operating Officer, Ronald G. Tray, David W. Karsten, Chief Financial Officer, and Rick S. Lieberman, TFC's Senior Vice President and Chief Lending Officer (collectively referred to as the "Executive Officers") whose 1997 compensation is disclosed in the Summary Compensation table of this Proxy Statement.

         In addition to the information set forth under "Executive Compensation" in this Proxy Statement, the Company's Compensation Committee (the "Compensation Committee") is required to provide shareholders a report explaining the rationale and considerations that led to the fundamental executive compensation decisions affecting the Company's Executive Officers. In fulfillment of this requirement, the Compensation Committee, at the direction of the Company's Board of Directors, has prepared the following report for inclusion in this Proxy Statement. None of the members of the Compensation Committee are executive officers or employees of the Company.

         Compensation Philosophy

         The Company's compensation packages are designed to attract, retain, motivate and reward qualified, dedicated executives, and to directly link compensation with (i) previous and anticipated performance and (ii) the Company's profitability. Historically, the principal components of executive compensation have been (i) a base salary at a stated annual rate, together with certain other benefits as may be provided from time to time, and (ii) bonuses keyed to the net pre-tax earnings of TFC.

         As of January 1, 1997, only Mr. Raley and Mr. Tray had employment agreements with the Company. Under Mr. Tray's employment agreement, base salary level during 1997 was set taking into account Mr. Tray's past contributions and performance, experience and abilities, expected future contributions and the Company's past performance. Unless the Board awards a specified bonus for a uniquely beneficial contribution to the Company, no bonuses will be paid to Mr. Tray or Mr. Lieberman, individually or collectively, (i) except as a percentage of TFC and its subsidiaries' net pre-tax earnings for the accounting period on which the bonus is based, and then, with respect to Mr. Tray (but not Mr. Lieberman), only if the Company's net pre-tax earnings meet certain budgeted thresholds, or (ii) if the payment of the bonus will materially and adversely affect the Company's cash flow requirements. To emphasize the importance of the Company's profitability, bonuses may be paid monthly on the basis of the Company's performances during the preceding month, but are limited cumulatively and are subject to adjustment on the basis of the Company's fiscal year performance as determined by independent auditors.

         1995 Long-Term Incentive Plan

         In 1994, the Board of Directors adopted the 1995 Long-Term Incentive Plan (the "Incentive Plan"), which was approved by shareholders of the Company at the 1995 Annual Meeting. On December 31, 1997, the Compensation Committee also granted options to purchase 100,000 shares to Craig D. Poppen, who was hired as the Company's new Chief Financial Officer. The exercise price of Mr. Poppen's options is $0.90 per share. The option shares will vest in five equal tranches of 20,000 shares on each of December 31, 1998, 1999, 2000, 2001 and 2002. Each tranche expires if unexercised on the date that is five years after the day the tranche vests. The exercise price of all of the foregoing options is equal to the fair market value of the Company's Common Stock on the date of grant as determined pursuant to the Incentive Plan.

         The purpose of the Incentive Plan is to support the business goals of the Company and to attract, retain and motivate management officials of high caliber by providing incentives to associate more closely the interest of certain officers and key executives of the Company with the interests of the Company's shareholders. Participation is limited to officers and other key employees of the Company who are in positions in which their decisions, actions and counsel significantly contribute to the success of the Company. Directors of the Company who are not otherwise officers or employees of the Company are not eligible for participation under the Incentive Plan. The Company has reserved 1,500,000 shares of the Company's Common Stock for issuance of awards under the Incentive Plan. Awards under the Incentive Plan can be made in the form of nonqualified stock options, incentive stock options, or restricted stock, separately or in combination. The Incentive Plan is administered and interpreted by the Compensation Committee. The Compensation Committee has full and final authority to make and adopt rules and regulations for the administration of the Incentive Plan, to interpret the provisions of the Incentive Plan, to determine the employees to whom awards shall be made under the Incentive Plan and to determine the type of award to be made and the amount, size and terms of each such award.

         Employee Stock Purchase Plan

         The Board adopted the Employee Stock Purchase Plan (the "Stock Purchase Plan") on December 11, 1993, which provides for awards of Common Stock to employees, including eligible officers of the Company, TFC and any future majority owned subsidiary. Awards under the Stock Purchase Plan are in the form of options to purchase Common Stock of the Company. The price at which shares of Common Stock are sold under the Stock Purchase Plan to employees is the lower of 85% of the fair market value of a share of Common Stock on the date of grant or 85% of the fair market value of Common Stock on the date of purchase of the shares. Awards granted to Executive Officers pursuant to the Stock Purchase Plan are intended to increase their motivation for an interest in the Company's long term success as measured by the value of the Company's Common Stock.

Limitation on Deductibility of Certain Compensation for Federal Income Tax Purposes

         Section 162(m) of the Internal Revenue Code ("162(m)") precludes the Company from taking a deduction for compensation in excess of $1,000,000 for the Chief Executive Officer or any of its four other highest paid officers. Certain performance-based compensation, however, is specifically exempt from the deduction limit. In adopting the Incentive Plan, the Compensation Committee duly considered Section 162(m) and structured it accordingly. The Compensation Committee believes that the Incentive Plan and the Employee Stock Purchase Plan will both qualify as performance-based compensation under the regulations issued under Section 162(m).

                                            - Linwood R. Watson
                                            - Douglas E. Bywater
                                            - Andrew M. Ockershausen

         THE PRECEDING "COMPENSATION COMMITTEE REPORT CONCERNING THE 1997 COMPENSATION OF CERTAIN EXECUTIVE OFFICERS" SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, OR INCORPORATED BY REFERENCE IN ANY DOCUMENTS SO FILED.

COMPANY STOCK PRICE PERFORMANCE

         The following graph shows a comparison of cumulative total stockholder returns for the Company, the Standard & Poor's 500 Stock Index the Nasdaq Composite Index and an industry peer group constructed by the Company from December 22, 1993 through December 31, 1997. The industry peer group is described in detail below. The total stockholder return assumes $100 invested at the beginning of the period in the Company's Common Stock, the Standard & Poor's 500 Stock Index, the Nasdaq Composite Index and the peer group index. In developing each index, the returns of the companies were weighted according to stock market capitalization at the beginning of each period for which a return is indicated. The Company changed from the S&P 500 Index to the Nasdaq Composite Index this year because it determined the latter index provided a more relevant comparison for the Company than did the S&P 500 Index.

            COMPARISON OF CUMULATIVE TOTAL RETURN AMONG THE COMPANY, S&P 500 INDEX, THE NASDAQ COMPOSITE INDEX AND PEER GROUP INDEX



                        Base
                      12/23/93           1993            1994             1995             1996            1997
 Nasdaq                  100             102.6            100.3          141.8             174.4           214.0
 S&P 500 Index           100              99.8            101.1          139.1             171.0           228.2
 TFCE                    100             113.0             66.3           48.9              14.1             8.2
 Peer Group              100             112.8             94.6          141.7             143.0            51.3

--------------------
*100 invested on 12/23/93 in stock or index, including reinvestment of dividends.

Peer Group: Americredit Corporation, AutoInfo Inc., Consumer Portfolio Services Inc., Credit Acceptance Corporation, Eagle Finance Corporation, First Merchants Acceptance Corporation, General Acceptance Corporation, Jayhawk Acceptance Corporation, Mercury Finance Company, Monaco Finance Inc., Arcadia Financial Inc., Ugly Duckling, Search Capital and MS Financial.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors, officers and persons who beneficially own more than 10% of a registered class of stock of the Company to file initial reports of ownership (Forms 3) and reports of changes in beneficial ownership (Forms 4 and 5) with the SEC and NASDAQ. Such persons are also required under the rules and regulations promulgated by the SEC to furnish the Company with copies of all
Section 16(a) forms they file. One director, Douglas E. Bywater, inadvertently did not report a purchase of 10,000 shares in December 1997 until February 1998.

               PROPOSAL 2. RATIFICATION OF APPOINTMENT OF AUDITORS

         The Board of Directors, upon recommendation of its Audit Committee, intends to appoint Ernst & Young LLP as the firm of independent certified public accountants to audit the financial statements of the Company for the fiscal year ending December 31, 1998, and the Board of Directors desires that such appointment be ratified by the shareholders. Ernst & Young LLP has audited the financial statements of the Company since December 31, 1988.

         A representative of Ernst & Young LLP will be present at the Annual Meeting and available to respond to appropriate questions.

                                  OTHER MATTERS

         The Board of Directors does not know of any matters that will be presented for action at the Annual Meeting other than those described above or matters incident to the conduct of the Annual Meeting. If, however, any other matters not presently known to management should come before the Annual Meeting, it is intended that the shares represented by the Proxy will be voted on such matters in accordance with the discretion of the holders of such proxy.

                        SUBMISSION OF PROPOSALS FOR 1999

         The next Annual Meeting of Shareholders will be held on or about May 13, 1999. Any shareholder who wishes to submit a proposal for consideration at that meeting, and who wishes to have such proposal included in the Company's proxy statement for that meeting, must submit the proposal in writing to Robert
S. Raley, Jr., President and Chief Executive Officer, at 5425 Robin Hood Road, Suite 101B, Norfolk, VA 23513 no later than December 13, 1998.

                                     GENERAL

         The Company's 1997 Annual Report to Shareholders accompanies this Proxy Statement. The 1997 Annual Report to Shareholders does not form any part of the material for the solicitation of proxies. Upon written request, the Company will provide shareholders with a copy of its Annual Report on Form 10-K for the year ended December 31, 1997 (the "Form 10-K"), as filed with the Securities and Exchange Commission, without charge. Please direct written requests for a copy of the Form 10-K to: Robert S. Raley, Jr., President and Chief Executive Officer, TFC Enterprises, Inc., 5425 Robin Hood Road, Suite 101B, Norfolk, VA 23513.


              PLEASE MARK, SIGN, DATE AND RETURN THE PROXY PROMPTLY

                                            By Order of the Board of Directors



                                 April 10, 1998

                             TFC ENTERPRISES, INC.

              Proxy Solicited on Behalf of the Board of Directors

           for Annual Meeting of Shareholders to be Held May 12, 1998

        The undersigned, having received the Annual Report to Shareholders and the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement dated April 3, 1998, hereby appoints Robert S. Raley, Jr. and Douglas E. Bywater (each with the power to act alone) as proxies, with full power of substitution, and hereby authorizes them to represent and vote, as directed on the reverse, all the shares of the Common Stock of TFC Enterprises, Inc. held of record by the undersigned on March 20, 1998, at the Annual Meeting of Shareholders to be held on May 12, 1998, and any adjournment thereof.

                       (To be signed on the reverse side)

                        Please date, sign and mail your
                      proxy card back as soon as possible!

                         Annual Meeting of Shareholders
                             TFC ENTERPRISES, INC.

                                  May 12, 1998

                Please Detach and Mail in the Envelope Provided

A [X] Please mark your
      votes as in this
      example.

                                 FOR the            WITHHOLD
                             nominees listed        AUTHORITY
                          (except as indicated     to vote for
                            to the contrary)       the nominee
1.  ELECTION OF DIRECTOR          [ ]                   [ ]

Nominee:  Andrew M. Ockershausen

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, write the nominee's name on the line provided below.)

------------------------------------------------------------------------------

2. To ratify the appointment of Ernst & Young LLP as independent auditors for 1998.

                          FOR     AGAINST     ABSTAIN
                          [ ]       [ ]         [ ]

3. IN THEIR DISCRETION, on such other matters as may properly come before the meeting, or, if any nominee listed in Proposal 1 at left is unable to serve for any reason, to vote or refrain from voting for a substitute nominee or nominees.

This proxy is revocable at any time prior to its exercise. This proxy when properly executed, will be voted as directed. When no direction is given, this proxy will be voted for Proposal 1 and for Proposal 2.

Please complete, date, sign and return this proxy promptly in the accompanying envelope.

Signature(s) ________________________________________ Date: __________ , 1998

NOTE: Please sign your name(s) exactly as they appear hereon. If signer is a corporation, please sign the full corporate name by duly authorized officer. If any attorney, guardian, administrator, executor, or trustee, please give full title as such. If a partnership, sign in partnership name by authorized person.